Exhibit 5(b)

[Kentucky Utilities Company Letterhead]

September 28, 2015

Kentucky Utilities Company

One Quality Street

Lexington, Kentucky 40507

Ladies and Gentlemen:

I am General Counsel, Chief Compliance Officer and Corporate Secretary of Kentucky Utilities Company, a Kentucky and Virginia corporation (the “Company”). In this capacity, I have acted as counsel to the Company in connection with the issuance and sale of $250,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 3.300% Series due 2025 and $250,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 4.375% Series due 2045 (collectively, the “Bonds”). The Bonds are covered by the Registration Statement on Form S-3 (Registration No. 333-202290-04, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated February 25, 2015, as supplemented by the prospectus supplement dated September 21, 2015, relating to the offer and sale of the Bonds (as so supplemented, the “Prospectus”).

The Bonds are being issued under an Indenture, dated as of October 1, 2010, of the Company to The Bank of New York Mellon, as trustee (the “Trustee”), as heretofore amended and supplemented and as further supplemented by Supplemental Indenture No. 4 (the “Supplemental Indenture”), dated as of September 1, 2015, providing for the Bonds (such Indenture, as so supplemented, being referred to herein as the “Indenture”). The Bonds are being sold pursuant to the Underwriting Agreement, dated September 21, 2015 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc. Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the several underwriters named therein.

In connection with such issuance and sale, I, or Company attorneys under my supervision, have examined:

(a) The Indenture, including the Supplemental Indenture and the Officer’s Certificates pursuant to Section 301 of the Indenture, establishing certain terms of the Bonds;

(b) The Bonds;

(c) The Amended and Restated Articles of Incorporation and the Bylaws of the Company, in each case as in effect on the date hereof;

(d) The resolutions of the Board of Directors of the Company, adopted by unanimous written consent, dated March 14, 2014;

(e) The steps and proceedings in connection with the authorization of the Indenture, the Supplemental Indenture and the Bonds;

(f) The Underwriting Agreement;

(g) The Orders of the Public Service Commission of Kentucky dated June 16, 2014, the State Corporation Commission of Virginia dated May 8, 2014 and the Tennessee Regulatory Authority dated June 24, 2014, in connection with the issuance of the Bonds; and

(h) The Registration Statement and the Prospectus.

In such examination, I have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to me, the conformity with the originals of all such materials submitted to me as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to me as originals, the genuineness of all signatures and the legal capacity of all natural persons.

Based upon such examination and representations made to me by Company attorneys under my supervision, upon my familiarity with the Company, and upon an examination of such other documents and questions of law as I have deemed appropriate for purposes of this opinion, I am of the opinion that the Bonds have been duly authorized by the Company and that, when the Bonds have been executed and delivered by the Company and authenticated and delivered by the Trustee in the manner provided for in the Indenture, and have been delivered against payment therefor as contemplated in the Underwriting Agreement, the Bonds will be valid and binding obligations of the Company, except to the extent limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws or by other laws now or hereafter in effect relating to or affecting the enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (regardless of whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and consideration of public policy, and federal or state security law limitations on indemnification and contribution.

The opinions expressed herein are limited to the laws of the Commonwealth of Kentucky. Insofar as the opinions set forth in this letter relate to or are dependent upon matters governed by the laws of the Commonwealth of Virginia and the State of Tennessee, I have relied exclusively on the opinion of even date herewith of Stoll Keenon Ogden PPLC, special Kentucky counsel of the Company. Insofar as the opinions set forth in this letter relate to or are dependent upon matters governed by the laws of the State of New York, I have relied exclusively upon the opinion of even date herewith of Pillsbury Winthrop Shaw Pittman LLP, special counsel for the Company. In rendering their opinions to you of even date herewith, Pillsbury Winthrop Shaw Pittman LLP and Stoll Keenon Ogden PLLC may rely as to matters of Kentucky law addressed or encompassed herein upon this letter as if it were addressed directly to them.

I express no opinion as to matters of compliance with the “blue sky” laws or similar laws relating to the sale or distribution of the Bonds by any underwriters or agents.

I hereby consent to the filing of this opinion letter as Exhibit 5(b) to the Company’s Current Report on Form 8-K to be filed by the Company with the Commission and the incorporation thereof by reference into the Registration Statement and to the use of my name under the caption “Validity of the Bonds” in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gerald A. Reynolds
Gerald A. Reynolds